SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 0-11456
                           NOTIFICATION OF LATE FILING

(Check One):    [_] Form 10-K    [_] Form 11-K    [X] Form 20-F    [_] Form 10-Q
                [_] Form N-SAR

            For Period Ended: December 31, 2004

      [_]   Transition Report on Form 10-K
      [_]   Transition Report on Form 20-F
      [_]   Transition Report on Form 11-K
      [_]   Transition Report on Form 10-Q
      [_]   Transition Report on Form N-SAR
            For the Transition Period Ended:  _________________________

   Read attached instruction sheet before preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Elron Electronic Industries Ltd.
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Full Name of Registrant

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Former Name if Applicable

3 Azrieli Center, 42nd Floor
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Address of Principal Executive Office (Street and Number)

Tel Aviv, Israel  67023
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City, State and Zip Code


                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)   The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)   The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The registrant's annual report for the fiscal year ended December 31, 2004 on Form 20-F ("Form 20-F"), required to be filed with the Securities and Exchange Commission no later than June 30, 2005, could not be ready for filing by that date without unreasonable effort or expense. The reason for the delay is that the registrant is waiting to obtain information from one of its investee companies necessary to complete the financial statements required by Form 20-F, which information the registrant expects to obtain within the 15-day grace period provided by Rule 12b-25.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Richard H. Gilden, Esq.            (212)           715-9486
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           (Name)                     (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes    [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [ ] Yes    [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Elron Electronic Industries Ltd.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 1, 2005                       By: /s/ Doron Birger
                                             --------------------------------
                                             Name:  Doron Birger
                                             Title: President and Chief
                                                    Executive Officer

(Form 12b-25-07/98)